Filed Pursuant to Rule 433

Registration Statement Number 333-179678

January 8, 2013

COMCAST CORPORATION

$750,000,000 2.850% NOTES DUE 2023

$1,700,000,000 4.250% NOTES DUE 2033

$500,000,000 4.500% NOTES DUE 2043

Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Cable Guarantors:	Comcast Cable Communications, LLC Comcast Cable Holdings, LLC Comcast MO Group, Inc. Comcast MO of Delaware, LLC

Issue of Securities:	2.850% Notes due 2023 4.250% Notes due 2033 4.500% Notes due 2043

Denomination:	$2,000 and multiples of $1,000 in excess thereof

Use of Proceeds:	The Company intends to use the proceeds from this offering, after deducting fees and expenses, for working capital and general corporate purposes

Indenture:	Indenture dated as of January 7, 2003 by and among the Company, the cable guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 25, 2003 by and among the Company, the cable guarantors named therein and the Trustee, and as further supplemented by the Second Supplemental Indenture dated as of August 31, 2009 by and among the Company, the Cable Guarantors and the Trustee

Trustee:	The Bank of New York Mellon

Expected Ratings: [1]	Moody’s: Baa1; S&P: BBB+; Fitch: BBB+

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. RBS Securities Inc. Deutsche Bank Securities Inc. UBS Securities LLC

Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith

  Incorporated

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Santander Investment Securities Inc.

U.S. Bancorp Investments, Inc.

Allen & Company LLC

Gleacher & Company Securities, Inc.

DNB Markets, Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Junior Co-Managers:	Loop Capital Markets, LLC The Williams Capital Group, L.P. Lebenthal & Co., LLC Samuel A. Ramirez & Co., Inc. Drexel Hamilton, LLC MFR Securities, Inc. Mischler Financial Group, Inc.

Trade Date:	January 8, 2013

Settlement Date:	January 14, 2013 (T+4)

1             A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2.850% Notes Due 2023

Aggregate Principal Amount:	$750,000,000

Maturity:	January 15, 2023

Interest Rate:	2.850% per annum, accruing from January 14, 2013 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2013

Pricing Benchmark:	UST 1.625% due November 15, 2022

UST Spot (Yield):	97-26 (1.869%)

Spread to Benchmark:	+100 bps

Yield to Maturity:	2.869%

Makewhole Redemption:	The 2.850% Notes due 2023 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2.850% Notes due 2023 may be issued. The 2.850% Notes due 2023 and any additional 2.850% Notes due 2023 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N BF7 / US20030NBF78

Public Offering Price:	99.836% plus accrued interest, if any, from January 14, 2013

Gross Spread:	0.450%

Net proceeds to Comcast, before expenses:	99.386% per $1,000 principal amount of Notes due 2023; $745,395,000 total

4.250% Notes Due 2033

Aggregate Principal Amount:	$1,700,000,000

Maturity:	January 15, 2033

Interest Rate:	4.250% per annum, accruing from January 14, 2013 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2013

Pricing Benchmark:	UST 2.750% due August 15, 2042

UST Spot (Yield):	93-30 (3.063%)

Spread to Benchmark:	+125 bps

Yield to Maturity:	4.313%

Makewhole Redemption:	The 4.250% Notes due 2033 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 20 basis points, plus in each case accrued interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 4.250% Notes due 2033 may be issued. The 4.250% Notes due 2033 and any additional 4.250% Notes due 2033 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N BH3 / US20030NBH35

Public Offering Price:	99.161% plus accrued interest, if any, from January 14, 2013

Gross Spread:	0.650%

Net proceeds to Comcast, before expenses:	98.511% per $1,000 principal amount of Notes due 2033; $1,674,687,000 total

4.500% Notes Due 2043

Aggregate Principal Amount:	$500,000,000

Maturity:	January 15, 2043

Interest Rate:	4.500% per annum, accruing from January 14, 2013 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2013

Pricing Benchmark:	UST 2.750% due August 15, 2042

UST Spot (Yield):	93-30 (3.063%)

Spread to Benchmark:	+145 bps

Yield to Maturity:	4.513%

Makewhole Redemption:	The 4.500% Notes due 2043 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 25 basis points, plus in each case accrued interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 4.500% Notes due 2043 may be issued. The 4.500% Notes due 2043 and any additional 4.500% Notes due 2043 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N BG5 / US20030NBG51

Public Offering Price:	99.787% plus accrued interest, if any, from January 14, 2013

Gross Spread:	0.875%

Net proceeds to Comcast, before expenses:	98.912% per $1,000 principal amount of Notes due 2043; $494,560,000 total

It is expected that delivery of the notes will be made against payment therefor on or about January 14, 2013, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-(888) 603-5847, Goldman, Sachs & Co. at 1-(866) 471-2526, or RBS Securities Inc. at 1-(866)-884-2071.